Exhibit 4.1


                               FORM OF SENIOR NOTE

    NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE PURSUANT HERETO HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE FOREIGN OR STATE SECURITIES LAWS. THIS NOTE AND SUCH SECURITIES MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN SO REGISTERED AND QUALIFIED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED HAS BEEN DELIVERED TO THE COMPANY.



                             8% SENIOR NOTE DUE 2006

No.                                                           November 15, 2005
$

         FOR VALUE RECEIVED, EpiCept Corporation, a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of ___________________ (the "Holder"), the principal sum of _____________________ ($_______________) (the
"PRINCIPAL AMOUNT"), with interest from the date hereof on the unpaid balance at the rate of 8% per annum, such interest to accrue on a daily basis from time to time from the date hereof until the date on which this Note is paid in full. Subject to the terms and conditions contained in this Note, all outstanding principal and accrued and unpaid interest under this Note shall become due and payable on October 30, 2006. Interest on this Note shall be computed on the basis of a year with three hundred sixty (360) days and the actual number of days elapsed.

         Payments of principal of, interest on and any premium with respect to this Note are to be made in lawful money of the United States of America by check mailed and addressed to the registered Holder hereof at the address shown in the register maintained by the Company for such purpose, or, at the option of the Holder, in such manner and at such other place in the United States of America as the Holder hereof shall have designated to the Company in writing.

         Notwithstanding any provision to the contrary in this Note or any other agreement, the Company shall not be required to pay, and the Holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.

         This Note is one of a series of 8% Senior Notes Due 2006 being issued on the date hereof to certain investors in the aggregate maximum principal amount of up to $2,000,000 (this Note, together with such other notes shall be collectively referenced to as the "NOTES"). Each Holder of this Note will be deemed, by its acceptance hereof, to have agreed to the provisions herein.

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         The Holder of this Note may transfer such Note to a new holder, or may exchange such Note for Notes of different denominations (but in no event for denominations of less than $100,000 in original principal amount), by surrendering such Note to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor. The Company shall simultaneously deliver to such holder or its designee such new Notes and shall mark the surrendered Notes as canceled. In lieu of the foregoing procedures, the Holder may assign the Note (in whole but not in part) to a new holder by sending written notice to the Company of such assignment specifying the new holder's name and address; in such case, the Company shall promptly acknowledge such assignment in writing to both the old and new holder.

         Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of this Note and the ownership thereof, the Company shall, upon the written request of the Holder of this Note, execute and deliver in replacement thereof a new Note in the same form, in the same original tenor and dated the same date as the Note so mutilated, destroyed, lost or stolen; and the Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Note being replaced has been mutilated, it shall be surrendered to the Company; and if such replaced Note has been destroyed, lost or stolen, the Holder shall furnish the Company with an indemnity in writing to save the Company harmless in respect of such replaced Note.

         Optional Prepayment. The Company shall have the right at its option at any time to prepay the outstanding principal and accrued and unpaid interest on this Note, in whole or in part, without premium or penalty; provided that the Company notifies the Holder of the date that it intends to make payment on the Note not less than five (5) business days prior to such date. Any prepayment of this Note shall be accompanied by the interest accrued and unpaid on the prepaid principal amount. Notice of prepayment having been so given, the aggregate principal amount of the Note specified in such notice, together with accrued interest thereon and the premium, if any, shall become due and payable on the prepayment date set forth in such notice.

         Mandatory Prepayment.

         This Note shall be prepaid in full, together with all accrued and unpaid interest, (1) within five (5) business days of the consummation of any public offering, including pursuant to Rule 144A under the Securities Act of 1933, as amended, of debt or equity securities of the Company or (2) immediately upon the consummation of a Sale of the Company (each a "MANDATORY PREPAYMENT EVENT"). For purposes of this Note, a "SALE OF THE COMPANY" means any of the following, other than the Merger (a) a merger, consolidation, share exchange or other form of corporate reorganization involving the Company in which the stockholders of the Company immediately before such merger, consolidation, share exchange or other corporate reorganization dispose of in excess of fifty percent (50%) of the issued and outstanding capital stock of the Company; (b) any transaction or series of related transactions in which (i) all or substantially all of the assets of the Company are sold, or (ii) in excess of fifty percent (50%) of the shares of Common Stock (assuming conversion of all convertible securities) is issued or transferred to any person; or (c) any event that would trigger payments to the holders of any series of the Company's Preferred Stock


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under Section 1(c) of Article FOURTH of the Company's certificate of incorporation, as amended to date, in the absence of the prescribed vote of the holders of such series to the contrary. The Company will mail or cause to be mailed to the Holder of this Note a notice specifying the date on which such Mandatory Prepayment Event is scheduled to be consummated. Such notice will be mailed at least twenty (20) days prior to the date of such consummation.

         Mandatory Conversion. Immediately prior to the Effective Time of the Merger (as such terms are defined in that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated September 6, 2005, among the Company, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc.), the outstanding principal of and accrued and unpaid interest on this Note shall automatically convert, without further act on the part of the Holder, into shares of Common Stock at a conversion price of $0.71 (prior to giving effect to the one-for-four reverse stock split contemplated by the Merger Agreement).

         Optional Conversion. If the Company consummates a private debt or equity financing (other than pursuant to Rule 144A of the Securities Act of 1933) with gross proceeds to the Company of at least $15,000,000 (a "QUALIFYING FINANCING"), then, simultaneously with the closing of such Qualifying Financing, the outstanding principal and accrued and unpaid interest on this Note shall, at the Holder's option, be converted into the number of securities issued in such Qualifying Financing determined by dividing the principal amount, plus accrued and unpaid interest, outstanding at the conversion date by the purchase or issue price of the securities sold or issued in the Qualifying Financing. Such conversion shall occur at the lowest price paid by any purchaser in the Qualifying Financing. To effect such conversion, the Holder shall on or before the closing of the Qualifying Financing become a party to all agreements between the Company and the purchasers in the Qualifying Financing which set forth the terms and conditions of such purchase and the Holder shall be entitled to all the rights granted to the purchasers thereunder and subject to any restrictions or obligations imposed generally on such purchasers. The Company will mail or cause to be mailed to the Holder a notice specifying the date on which such Qualifying Financing is scheduled to close. Such notice will be mailed at least twenty (20) days prior to the date of such closing.

         Fractional Shares. In the event that conversion of this Note would, but for the provisions of this paragraph, result in the issuance of a fractional share of Common Stock, such fractional shares shall be rounded up, if a half of a share or more, or down, if less than a half of a share, to the nearest whole number of shares of Common Stock.

         Events of Default. The following events shall constitute an Event of Default ("EVENTS OF DEFAULT"):

         (a) a final judgment or settlement shall be rendered against or agreed to by the Company or any of its subsidiaries for the payment of money that, after deducting the amount of any insurance proceeds paid or payable to or on behalf of the Company or such subsidiary in connection with such judgment or settlement, as the case may be, is in excess of $50,000, and such judgment shall remain undischarged for a period of thirty (30) days, during which period execution shall not effectively be stayed, or such settlement shall remain unpaid for a period of thirty (30) days after the agreed payment date unless such delay has been agreed to by the other party; provided that if a dispute


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exists with respect to the liability of any insurance underwriter under any insurance policy of the Company or such subsidiary, no deduction under this subsection shall be made for any portion of the insurance proceeds that are the subject of such dispute;

         (b) the Company or any of its subsidiaries shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of it or of all or a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make, or enter into negotiations to make, a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code of the United States (as now or hereafter in effect), (v) file a petition (relating to itself) seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts,
(vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code of the United States or other applicable bankruptcy law or (vii) take any corporate action for the purpose of effecting any of the foregoing;

         (c) without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Company or any of its subsidiaries the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such entity or of all or any substantial part of its assets, or other like relief in respect of such entity under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by such entity, the same shall continue undismissed, or unstayed and in effect for any period of forty-five (45) consecutive days, or an order for relief against such entity shall be entered in any case under the Federal Bankruptcy Code of the United States or other applicable bankruptcy law;

         (d) any foreclosure or other proceedings shall be commenced to enforce, execute or realize upon any lien, encumbrance, attachment, trustee process, mortgage or security interest for payment of an amount in excess of $50,000 against the Company or any of its subsidiaries;

         (e) there shall occur any default not cured within the applicable grace period under any instrument or agreement evidencing any indebtedness in excess of $500,000 for money borrowed by the Company or any of its subsidiaries;

         (f) there shall occur any acceleration or any default not cured within the applicable grace period under any of the agreements relating to the loans to the Company or EpiCept GmbH from IKB or Technologie-Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank; or

         (g) there shall occur any Sale of the Company.

         If an Event of Default specified in subparagraphs (b) or (c) of the preceding paragraph shall occur, the unpaid principal of this Note, all interest accrued and unpaid thereon and all other liabilities of the Company hereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are


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hereby expressly waived; provided that if an Event of Default specified in clause (ii) of subparagraph (b) of the preceding paragraph shall occur, the Holder of this Note may declare the entire unpaid balance of this Note, all interest accrued thereon and other liabilities of the Company hereunder to be forthwith due and payable and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly provided hereby) notice of any kind, all of which are expressly waived. If any other Event of Default shall occur and be continuing, the Holder (without the agreement of any other holder) may at its option, by written notice to the Company and the other holders, declare the entire unpaid balance of this Note, all interest accrued thereon and all other liabilities of the Company hereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived;

         Following the occurrence and during the continuance of any Event of Default, the Holder of this Note shall be entitled to receive, to the extent permitted by applicable law, interest on the outstanding principal of, and premium and overdue interest, if any, on, the Notes at a rate per annum equal to the interest rate thereon (as determined herein) plus two hundred (200) basis points.

         Miscellaneous.

         (a) The Company agrees to reimburse and indemnify the Holder for all costs and expenses (including reasonable attorney's fees) incurred by the Holder
(i) in connection with the preparation of the Notes and the transactions contemplated by such Notes and (ii) in collecting payment hereof and in otherwise enforcing compliance herewith.

         (b) This Note, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         (c) No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any occasion be deemed a bar to, or waiver of, the same or any other right on any future occasion.

         (d) The undersigned and every indorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notice of every kind and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral available to the Holder, if any, and to the additions or releases of any other parties or persons primarily or secondarily liable.

         (e) All rights of action with respect to this Note are vested in the Holder, and the Holder may enforce against the Company its right to convert this
Note into shares of capital stock of the Company in the manner provided in this Note. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Note are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific


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performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

         (f) No provision of this Note may be amended or waived except with the unanimous written consent of TVM, Merlin, Private Equity Direct Finance and the Company, and any amendment or waiver of this Note and the other Notes made with such consent shall be binding on all holders of the Notes (including this Note); provided, however, that (i) no amendment or waiver respecting the amount of payment of principal or interest on this Note shall be made without the written consent of the holder of this Note, and (ii) the holder of this Note may waive any right or benefit hereunder, but only as to itself, by its written consent.

         (g) The Notes rank equally and ratably without priority over one another. No payment, including prepayment, shall be made hereunder unless payment, including any prepayment, is made with respect to the other Notes in an amount which bears the same ratio to the then outstanding unpaid principal amount of such other Notes as the payment made hereon bears to the then outstanding unpaid principal amount of this Note.

         (h) Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Company, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of maturity, notice of non-payment, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and any exemption, each in respect of this Note.

         (i) In no event, whether by reason of acceleration of the maturity of the amounts due under the Note or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to the Holder exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to the Holder in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under such law. If from any circumstance, the Holder shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by the Holder, and not to the payment of fees or interest, or if such excess interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Company.

         (j) Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Note.

         (k) This Note and the rights and obligations of the parties hereto shall be deemed to be contracts under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State, except for its rules relating to the conflict of laws.

                                      * * *



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         IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its respective duly authorized officer as of the day and year and at the place set forth above.



                                   EPICEPT CORPORATION

                                   By:
                                       -------------------------------------
                                       Name: John V. Talley
                                       Title: Chief Executive Officer




ACCEPTED AND AGREED:

By:
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